EXHIBIT 99(a)

                         COMMUNITY BANCORP OF NEW JERSEY
                       REPORTS RECORD FORTH QUARTER PROFIT
                      AS EARNINGS AND ASSET GROWTH CONTINUE


          FREEHOLD, N.J., Jan. 20 /PRNewswire/ -- Community Bancorp of New Jersey, the holding company for the Community Bank of New Jersey (Nasdaq: CBNJ - news), which commenced operations in May 1997, reported its fifth consecutive quarter of profitable operations. This also represents the fifth consecutive quarter of record earnings. For the quarter ended December 31, 1999, the Company earned $143,000 compared to $38,000 for the same period last year. Basic and diluted net income per share for the fourth quarter of 1999 was $0.08 and $0.07, respectively, compared to net income per share for both basic and diluted of $0.03 for the fourth quarter of 1998.

          For the twelve months ended December 31, 1999, net income increased to $507,000 or $0.28 net income per share for basic earnings and $0.27 net income per share for diluted earnings, compared to a net loss of $610,000 or a net loss per share for basic and diluted earnings of $0.45 and $0.44, respectively, for the same period in 1998.

          The results for both the three and twelve months ended December 31, 1999 were positively affected by the application of net operating loss carryforwards to reduce the Company's tax liability. At December 31, 1999, the Company had approximately $1.1 million in remaining net operating loss carryforwards available to offset future financial statement income.

          As of December 31, 1999, the Company posted total assets of $132.8 million, an increase of $50.0 million or 60% over December 31, 1998. The Bank's loan portfolio, net of allowances for loan losses, increased to $81.4 million, an increase of $36.7 million or 82% over December 31, 1998. Total deposits increased to $114.0 million at December 31, 1999, an increase of $49.0 million, or 75% over December 31, 1998. At December 31, 1999, the Company's allowance for loan losses equaled $1.2 million or 1.5% of loans. The Company had no non-performing assets at December 31, 1999.

          The Community Bank of New Jersey, the Company's Bank subsidiary, operates through its main office at 3535 Highway 9 North, Freehold, New Jersey and its four (4) branch offices located at 31 East Main Street, Freehold, New Jersey, 4502 Highway 9 South, Howell, New Jersey and 267 Main Street, Matawan, New Jersey and 191 Route 9 South, Manalapan, New Jersey.

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                         COMMUNITY BANCORP OF NEW JERSEY
                              FINANCIAL HIGHLIGHTS
                                 BALANCE SHEETS


                                      December 31,                  December 31,
                                      1999                          1998
                                      (Unaudited)

ASSETS                                                       (In thousands)

Cash and Due from Banks                                $   4,991      $   2,541
Federal Funds Sold                                        20,275         26,025
Investment Securities                                     20,669          6,025

Loans                                                     82,632         45,629
Less Allowance for Loan
Losses                                                    (1,237)          (914)

Net Loans                                                 81,395         44,715

Premises and Equipment, net                                4,631          3,068
Other Assets                                                 850            377

TOTAL ASSETS                                           $ 132,811      $  82,751

LIABILITIES
Deposits                                                 114,028      $  65,039
Other Liabilities                                            557            323

Total Liabilities                                        114,585         65,362

SHAREHOLDERS' EQUITY
Common Equity                                             20,160         18,994
Accumulated Deficit                                       (1,923)        (1,605)
Accumulated other
 comprehensive income                                        (11)            --

Total Shareholders' Equity                                18,226         17,389

TOTAL LIABILITIES &
 SHAREHOLDERS' EQUITY                                  $ 132,811      $  82,751


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                         COMMUNITY BANCORP OF NEW JERSEY
                              FINANCIAL HIGHLIGHTS
                            STATEMENTS OF OPERATIONS

                                                    12 Months Ended December 31,
                                                              1999         1998
                                                           (Unaudited)
                                           (In thousands, except per share data)

Interest Income                                             $ 6,661     $ 3,429
Interest Expense                                              2,454       1,359
Net Interest Income                                           4,207       2,070
Provision for Loan Losses                                       325         664
Net Interest Income after
Provision for Loan Losses                                     3,882       1,406
Non Interest Income                                             573         243
Non Interest Expenses                                         3,948       2,259

Net Income (Loss)                                           $   507     $  (610)

Net Income (Loss)
Per Common Share(1)
Basic                                                       $  0.28     $ (0.45)
Diluted                                                     $  0.27     $ (0.44)


SELECTED FINANCIAL DATA

Market Value per Common
Share(1)(2)                                                 $ 14.88     $ 17.23

Book Value per
share(1)                                                    $  9.97     $  9.75



(1) Per share and earnings per share values have been retroactively adjusted to reflect the third quarter 1999 3% stock dividend.

(2) Closing sale price of the common stock on the Nasdaq SmallCap Market at December 31, 1999 and December 31, 1998 under the symbol CBNJ.